EXHIBIT 99.1



                                                  CONTACTS:
                                                  Charles Best
                                                  Chief Financial Officer
                                                  Biosource International, Inc.
                                                   chuckb@biosource.com

                                                  Aspasia Knox
                                                  Investor Relations
                                                  (805) 383-5268
                                                  aspasiaa@biosource.com


  BIOSOURCE INTERNATIONAL, INC. ANNOUNCES FIRST QUARTER 2001 FINANCIAL RESULTS

CAMARILLO, CALIF.  - MAY 1, 2001

BioSource International, Inc. (NASDAQ:BIOI), announced today its operating results for the three months ended March 31, 2001. Net sales increased $766,000, or 10%, (11% in local currency) to $8.7 million for the three months ended March 31, 2001. The 11% local currency growth is comprised of a 15% local currency growth in products other than serum and media, offset by a 26% decline in serum and media products.

The Company achieved revenue growth of 10% in North America for the three months ended March 31, 2001 as compared to the comparable prior year period due to increased sales of assays, signal transduction products, custom antibodies and proteins. European sales increased 9% (15% in local currency) for the three months ended March 31, 2001 as compared to the quarter ended March 31, 2000 due primarily to increased sales of assays and signal transduction products. Sales in the rest of the world increased 11% for the three months ended March 31, 2001 as compared to the comparable prior year period, due primarily to the Company's effort to find new markets for its clinical products in less developed geographical areas.

Gross profit margin was 54% for the three months ended March 31, 2001 as compared to 61% for the three months ended March 31, 2000. The decrease in GPM% was due to the higher infrastructure cost within the manufacturing area including the higher cost of the new Camarillo facility, increased depreciation expense, a reduction in WIP inventory in our custom peptides, antibodies and signal transduction product lines due to improvements in our production process, increased raw material cost in our serum and media lines and increased farm cost for antibody production.

Selling, marketing and administration expense was $3.7 million for the three months ended March 31, 2001 as compared to $2.4 million for the quarter ended March 31, 2000. Included in the increase of $1.3 million are (i) a quarterly non-cash stock compensation charge of $340,000 which began in September 2000 and will continue through August 2005; (ii) $156,000 related to the transition costs of the new Senior Management team and legal fees related to an employee termination suit; and (iii) $ 795,000 in higher sales, marketing and administration costs reflecting the Company's investment in its infrastructure through increased personnel and increased marketing programs.

Research and Development expense was $953,000 for the three months ended March 31, 2001 as compared to $822,000 for the three months ended March 31, 2000. This represents 11% and 10% of revenues for the three months ended March 31, 2001 and 2000 respectively. The increase in the current period reflects the Company's increased focus on the development of products related to high content (e.g. Luminex) and high throughput testing, (e.g. fluorescent labeled chemokines), functional genomics (e.g. Molecular Beacons), and signal transduction.

For the three months ended March 31, 2001, the Company reported a net loss of $50,000 as compared to net income of $784,000 for the same period last year. The financial results for the three months ended March 31, 2000 included a $1.1 million non-cash redeemable preferred stock dividend and the accretion of beneficial conversion charge for preferred stock that was converted into common stock in the third quarter of 2000. As a result, net loss available to common stockholders was reduced from $363,000 or $.05 per share for the three months ended March 31, 2000 to $50,000 or $.00 per share for the three months ended March 31, 2001. Net income per fully diluted share excluding goodwill amortization in both periods, the non-cash stock compensation charge, and the $156,000 in management transition and legal costs described above for the first quarter of 2001 and for the first quarter of 2000 the redeemable preferred stock dividend and beneficial conversion charge is $.06 per share for the three months ended March 31, 2001 as compared to $0.14 per share for the similar period last year. This decrease in the current period primarily reflects the lower operating results for the first quarter of 2001 and a 34% increase in the number of shares outstanding due primarily to the conversion of the preferred stock to common stock and the sales of common stock in the third quarter of 2000.

 "The first quarter of 2001 was a period of investment," stated Russell D. Hays, Chairman, President and Chief Executive Officer. "Our business development efforts remained quite active with the announcement of our strategic partnerships with Miraibio, Inc. and the licensing of Molecular Beacons as well as several other licensing agreements which we believe will significantly contribute to our sales growth. In addition, we have introduced 152 new products so far this year including the first of a series of high content, high throughput screening products designed for the Luminex platform, and 16 Real Time PCR* probes. The combination of strategic alliances, licensing and new product development demonstrate our commitment to seeking out opportunities which will allow BioSource to expand its current capabilities within the areas of functional genomics, proteomics and pharmacogenomics."

The Company will conduct a conference call at 8:00 a.m. PDT/11:00 a.m. EDT on Tuesday, May 1, 2001. All interested parties may call (212) 231-6025, reservation number 18694546 to participate in the call. The conference call will be available for playback for 24 hours. To access the playback, call (800) 633 8284, enter reservation number 18694546.

*The PCR process is covered by patents owned by Roche Molecular Systems, Inc. Use of the PCR process requires a license. A license may be obtained through the purchase and use of authorized reagents and the purchase and use of a thermocycler supplied by Applied Biosystems or otherwise negotiating a license with Applied Biosystems.

                                   ##########
BioSource International, Inc. is a broad based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying patterns issues, one-time events and other important factors disclosed previously and from time to time our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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
                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                  (Amounts in thousands, except per share data)
                                   (Unaudited)


                                                                          2001             2000
                                                                      --------------    -----------
Net sales                                                             $     8,657.2        7,891.4
Cost of sales                                                               3,957.5        3,058.3
                                                                      --------------    -----------
    Gross profit                                                            4,699.7        4,833.1
                                                                      --------------    -----------
Operating expenses:
    Research and development                                                  953.5          822.4
    Sales and marketing                                                     1,922.2        1,346.4
    General and administrative                                              1,807.2        1,092.2
    Amortization of intangibles                                               274.6          269.4
                                                                      --------------    -----------
         Total operating expenses                                           4,957.5        3,530.4
                                                                      --------------    -----------
Operating income (loss)                                                      (257.8)       1,302.7

Interest income (expense)                                                     136.5         (182.4)
Other income (expense), net                                                    49.3           15.9
                                                                      --------------    -----------
Income (loss) before income taxes (benefit)                                   (72.0)       1,136.2
Income taxes (benefit)                                                        (22.3)         352.2
                                                                      --------------    -----------
        Net income (loss)                                             $       (49.7)         784.0
Redeemable preferred stock dividend and accretion
  of beneficial conversion                                                      -         (1,146.8)
                                                                      --------------    -----------
Net income (loss) available to common stockholders                            (49.7)        (362.8)
                                                                      ==============    ===========
Net income (loss) per share available to common stockholders
    Basic                                                             $        (0.00)         (0.05)
                                                                      ==============    ===========
    Diluted                                                           $        (0.00)         (0.05)
                                                                      ==============    ===========
Shares used to compute net income (loss) per share available to common stockholders
    Basic                                                                  10,351.7        7,717.3
                                                                      ==============    ===========
    Diluted                                                                10,351.7        7,717.3
                                                                      ==============    ===========

                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (Amounts in thousands, except for share amounts)

                                                                         MARCH 31,         DECEMBER 31,
                                                                            2001             2000
                                                                        -------------    -------------
                                                                        (Unaudited)
                                    ASSETS
Current assets:
   Cash and cash equivalents                                            $    9,457.1         10,632.6
   Accounts receivable, net                                                  6,029.8          5,611.2
   Inventories, net                                                          6,311.8          6,693.0
   Prepaid expenses and other current assets                                 1,325.1          1,261.4
   Deferred income taxes                                                     2,222.0          2,222.0
                                                                        -------------    -------------
                                  Total current assets                      25,345.8         26,420.2

Property and equipment, net                                                  4,022.5          4,353.0
Intangible assets, net                                                      12,476.9         12,751.5
Other assets                                                                   384.0            382.4
Deferred tax assets                                                          6,457.2          6,457.1
                                                                        -------------    -------------
                                                                        $   48,686.4         50,364.2
                                                                        =============    =============

                      LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
   Accounts payable                                                     $    1,942.1          3,275.1
   Accrued expenses                                                          2,168.0          2,687.7
   Deferred income                                                             330.4            314.2
   Income tax payable                                                            -               41.1
                                                                        -------------    -------------
                                  Total current liabilities                  4,440.5          6,318.1

Commitments and contingencies

Stockholders' equity:

Common stock, $.001 par value. Authorized 20,000,000 shares:
   issued 10,690,290 shares and outstanding 10,399,859 shares at March 31, 2001; issued 10,616,320 shares and outstanding
   10,326,458 shares at December 31, 2000                                       10.4             10.3
Additional paid-in capital                                                  49,843.2         49,303.9
Retained earnings (deficit)                                                 (3,120.8)        (3,071.1)
Accumulated other comprehensive loss                                        (2,486.9)        (2,197.0)
                                                                        -------------    -------------
                                  Net stockholders' equity                  44,245.9         44,046.1
                                                                        -------------    -------------
                                                                        $   48,686.4         50,364.2
                                                                        =============    =============